Exhibit 4.2

EXECUTION VERSION

DATED 27 OCTOBER 2023

AMENDMENT AND RESTATEMENT AGREEMENT

(Amendment No. 4)

to the

Up to USD 49,400,000
POST-DELIVERY TERM LOAN FACILITY AGREEMENT
ORIGINALLY DATED 26 NOVEMBER 2014

for

DHT JAGUAR LIMITED
as Borrower

with
DHT Holdings, Inc.
as Guarantor

and

The Financial Institutions listed in Schedule 1 as
Original Lenders

with

Danish Ship Finance A/S
acting as Agent

www.svw.no

THIS AMENDMENT AND RESTATEMENT AGREEMENT (amendment no. 4) (the "Amendment No. 4") to the Original Facility Agreement is made on 27 October 2023

BETWEEN

(1)	DHT JAGUAR LIMITED, incorporated under the laws of the Republic of the Marshall Islands as borrower (the "Borrower");

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 of the Facility Agreement as lenders (the "Original Lenders"); and

(4)	DANISH SHIP FINANCE A/S, registration no. (CVR-nr) 27 49 26 49 of Sankt Annæ Plads 3, 1250 København K, Denmark as agent (the "Agent").

(jointly, the "Parties")

WHEREAS:

(A)
Pursuant to the up to USD 49,400,000 original facility agreement dated 26 November 2014 (the "Original Facility Agreement") made between the Parties, the Original Lenders made available to the Borrower the loan on the terms set out therein.

(B)
The Parties have agreed to amend and restate the Original Facility Agreement in particular for the purpose of changing the floating interest rate element from LIBOR to Term SOFR (or compounded SOFR if switched) + CAS, subject to the terms and conditions of this Amendment No. 4.

IT IS HEREBY AGREED as follows:

1	INTERPRETATION AND DESIGNATION

(a)	In this Amendment No. 4:

"Effective Date" has the meaning given to that term in clause 3 (b) hereof.

"Existing Security" means all security as of the date of this Amendment No. 4 already established in connection with the Original Facility Agreement.

"New Facility Agreement" means the Facility Agreement as amended and restated in the form set out in Annex 1 hereto.

(b)	Capitalised words and expressions used herein and not otherwise defined herein are used as defined in the New Facility Agreement.

(c)
References herein to the "Facility Agreement" shall be construed as references to the Original Facility Agreement up until the Effective Date and as references to the New Facility Agreement upon and any time after the Effective Date or as the context otherwise may require.

(d)	The principles of construction set out in Clause 1.2 (Construction) of the Facility Agreement shall have effect as if set out in this Amendment No. 4.

(e)	This Amendment No. 4 and the New Facility Agreement shall be deemed to be Finance Documents.

2	AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT

With effect from the date of this Amendment No. 4:

the definition of "Charterparty" in Clause 1.1 (Definitions) of the Original Facility Agreement shall be amended by adding the following underscored wording and by deleting the words marked to such effect below:

""Charterparty" means any time or bareboat charter or any pool agreement or any other agreements of employment entered or to be entered into between the Borrower and the relevant Charterer for the chartering of the Vessel for a period exceeding ~~(24)~~ thirty-six (36) Months, ~~in the form and substance acceptable to the Agent (on behalf of the Finance Parties)~~ subject to the provisions of Clause 24.12 (Chartering)."

3	AMENDMENT AND RESTATEMENT OF FACILITY AGREEMENT AS OF EFFECTIVE DATE

(a)
As of the Effective Date the Original Facility Agreement shall automatically be amended and restated in the form of the New Facility Agreement, including for the avoidance of doubt so that the Guarantor shall automatically provide the Guarantee on the terms as set out in Clause 19 (Guarantee and Indemnity) of the New Facility Agreement.

(b)
This Amendment No. 4 shall, except for clause 2 (Amendments to the Original Facility Agreement) and clause 6 (Miscellaneous), each of which is effective from the date hereof, be effective from and including the first new Interest Period commencing after 30 June 2023 (the "Effective Date").

(c)
The Borrower undertakes to provide the Agent (in a form and substance acceptable to it) with all the documents and evidence listed in schedule 1 (Conditions precedent documents) hereto prior to the Effective Date.

4	REPETITION

The Borrower and the Guarantor undertake and confirm that, as applicable, at the date hereof and on the Effective Date each of the representations and warranties set out in Clause 20 (Representations) of the New Facility Agreement is true and correct and no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

5	CONFIRMATIONS

The Borrower and the Guarantor agree and confirm that, save for as amended by the content hereto nothing in this Amendment No. 4 shall affect to reduce, release or prejudice its obligations to any Finance Party under any of the Finance Documents and the Guarantee and all Security Documents and security arrangement created or intended to be created in favour of the Finance Parties are in full force and effect and shall following the Effective Date continue to cover all liabilities arising under the Finance Documents, as amended by this Amendment No. 4.

6	MISCELLANEOUS

(a)	The Borrower shall pay to the Agent upon demand, all legal and other expenses incurred by the Agent in connection with this Amendment No. 4 and any other documents incidental hereto.

(b)	This Amendment No. 4 shall be governed by and interpreted under Norwegian law with venue as set out in the Facility Agreement.

SCHEDULE 1

Conditions precedent to the Effective Date

1.	Corporate documents relating to the Borrower and the Guarantor

(a)	Certified copies of the constitutional documents, certificate of incorporation, extract from the relevant company registry and/or updated certificate of good standing of the relevant company;

(b)
A certified copy of a resolution of the board of directors of the relevant company (i) approving the terms of, and the transactions contemplated by, the Amendment No. 4 and other relevant Finance Documents to which it is a party and resolving that it execute such documents to which it is a party, (ii) authorising a specified person or persons to execute the Amendment No. 4 and other relevant Finance Documents to which it is a party on its behalf and (iii) authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Amendment No. 4 and other relevant Finance Documents to which it is a party.

(c)
Certified copies of the resolutions of the Borrower's shareholder(s) approving the terms of, and the transactions contemplated by, the Amendment No. 4 and other relevant Finance Documents to which it is a party, if applicable.

(d)	If relevant, an original Power of Attorney (notarised if requested by the Agent); and

(e)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Amendment No. 4.

2.	Finance Documents

(a)
All and any new documentation or amendments to for the Existing Security (including but not limited to any amendment agreements, letters, notices, acknowledgements, registrations, filings etc.) deemed relevant by the Agent in order to ensure and verify that the Existing Security become or remain, as the case might be, in full force and effect according to the terms of the Amendment No. 4.

3.	Miscellaneous

(a)	A legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders.

(b)	Any other documents as reasonably requested by the Agent.

7	SIGNATORIES

Borrower:
DHT JAGUAR LIMITED

By:	/s/ Laila C. Halvorsen

Name: Laila C. Halvorsen
Title: Attorney-in-Fact

Guarantor:
DHT HOLDINGS, INC.

By:	/s/ Laila C. Halvorsen
Name: Laila C. Halvorsen
Title: Attorney-in-Fact

[Signature page USD 49.4 DHT FA -AM no. 4]

Original Lender and Agent:
DANMARKS SKIBSKREDIT A/S

By:	/s/ Eline Hammerlund Fangel
Name: Eline Hammerlund Fangel
Title: Attorney-in-Fact

[Signature page USD 49.42 DHT FA-AM no. 4]

***

The process agent
DHT MANAGEMENT AS

By:	/s/ Laila C. Halvorsen
Name: Laila C. Halvorsen
Title: CEO

[Signature page USD 49.4 DHT FA -AM no. 4]

ANNEX 1

New Facility Agreement

Execution version

AMENDED AND RESTATED FACILITY AGREEMENT

to the

Up to USD 49,400,000

POST-DELIVERY TERM LOAN FACILITY AGREEMENT
ORIGINALLY DATED 26 NOVEMBER 2014

for

DHT JAGUAR LIMITED
as Borrower

with
DHT Holdings, Inc.
as Guarantor

and

The Financial Institutions listed in Schedule 1 as

Original Lenders

with

Danish Ship Finance A/S

acting as Agent

CONTENTS
Clause	Page

1.	Definitions and Interpretation	4

2.	The Facility	24

3.	Purpose	24

4.	Conditions of Utilisation	24

5.	Utilisation	26

6.	Repayment	27

7.	Prepayment and cancellation	27

8.	Optional Rate Switch	30

9.	Interest	31

10.	Interest Periods	32

11.	Changes to the calculation of interest	32

12.	Fees and costs	34

13.	Tax gross up and indemnities	35

14.	Increased costs	39

15.	Other indemnities	41

16.	Mitigation by the Lenders	42

17.	Costs and expenses	42

18.	Security	44

19.	Guarantee and indemnity	45

20.	Representations	48

21.	Information undertakings	53

22.	Financial covenants	57

23.	General undertakings	57

24.	Vessel undertakings	62

25.	Events of Default	68

26.	Changes to the Lenders	72

27.	Changes to the Obligors	75

28.	Role of the Agent	77

29.	Conduct of business by the Finance Parties	82

30.	Sharing among the Finance Parties	83

31.	Payment mechanics	85

32.	Set-off	87

33.	Bail-in	87

34.	Notices	87

35.	Calculations and certificates	90

36.	Partial invalidity	90

37.	Remedies and waivers	90

38.	Amendments and waivers	90

39.	Guarantor's liability	94

40.	Counterparts	94

41.	Conflict	94

42.	Governing law	95

43.	Enforcement	95

THIS AMENDED AND RESTATED AGREEMENT to the Original Facility Agreement is made pursuant to the Amendment no. 4 on          October 2023 (the "Agreement") and made between:

(1)	DHT JAGUAR LIMITED, incorporated under the laws of the Republic of the Marshall Islands as borrower (the "Borrower");

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 of the Original Facility Agreement as lenders (the "Original Lenders"); and

(4)	DANISH SHIP FINANCE A/S, registration no. (CVR-nr) 27 49 26 49 of Sankt Annæ Plads 3, 1250 København K, Denmark as agent (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a letter in the form set out in Schedule 7 (Form of Accession Letter) whereby a newly established single purpose company becomes the Borrower to this Agreement in relation to all existing Parties, and all existing Parties, including any subsequent Party, becomes bound in relation to such new acceding Party, and making necessary amendments and adjustments to this Agreement as a consequence of such accession.

"Account Bank" means DNB Bank ASA of Dronning Eufemias gate 30, 0191 Oslo, Norway.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

"Amendment No. 4" means the amendment and restatement agreement to the Original Facility Agreement dated on the date hereof and made between the Parties hereto.

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Brokers" means Clarksons, SSY, RS Platou, Arrow and Fearnleys.

"Approved Ship Registry" means the Hong Kong Ship Registry, the Isle of Man Ship Registry, the Marshall Islands Ship Registry, the Norwegian International Ship Register (NIS) and any other ship registry approved in writing by the Agent (on behalf of the Finance Parties).

"Assignment Agreement" means a general assignment agreement for assignment or pledge on first priority of the Earnings Account, the Earnings and the insurance proceeds in respect of all Insurances to be executed by the Borrower in favour of the Agent (for the benefit of the Finance Parties) in form and substance acceptable to the Agent (on behalf of the Finance Parties).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the Delivery Date, however no later than 3 Months after the Expected Delivery Date.

"Available Facility" means the aggregate for the time being of each Lender's available Commitment of the Loan.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law of regulation as described in the EU Bail-In Legislation Schedule from time to time.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant market for the applicable Reference Rate for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen, London, New York City and Oslo, such other places as may be deemed necessary by the Agent for transactions under this Agreement and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

"CAS" means the credit adjustment spread applicable to the interest for the Loan, being (based on ISDA fixing upon announcement of rate switch in March 2021):

(a)	Interest Periods of 1 month: 0.11448%;

(b)	Interest Periods between 1 month plus 1 day and 2 months: 0.18456%;

(c)	Interest Periods between 2 months plus 1 day and 3 months: 0.26161%.

(d)	Interest Periods between 3 months plus 1 day and 6 months: 0.42826%;

(e)	if relevant, Interest Periods shorter than 1 month or longer than 6 months, as determined in the reasonable opinion of the Agent (however in no event lower than zero).

"Cash" means on a consolidated basis at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Guarantor and/or to which the Guarantor is beneficially entitled and for so long as:

(a)	that cash is repayable on demand or within 1 day after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of the Guarantor or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for the Security Documents; and

(d)	is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.

"Central Bank Rate" means:

(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means, in relation to any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate

Spread for the five most immediately preceding US Government Securities Business Day for which the relevant Reference Rate is available.

"Central Bank Rate Spread" means in relation to any relevant US Government Securities Business Day, the difference expressed as a percentage rate (per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a)	the Reference Rate (Term SOFR or SOFR as relevant) for that day; and

(b)	the Central Bank Rate prevailing at close of business on that day. "Change of Control" means

(a)	any person or group of persons acting in concert, other than BW Group, gains direct or indirect control of the Guarantor; and/or

(b)
where the Guarantor ceases directly or indirectly to cast, or control the casting of, at least 100% of the maximum number of votes that might be cast at a general meeting of the Borrower and/or to hold beneficially 100% or more of the issued share capital of the Borrower.

For the purpose of this definition, "control" means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 33 1/3% of the maximum number of votes that might be cast at a general meeting of the Guarantor;

(ii)	appoint or remove all, or a majority, of the directors or other equivalent officers of the Guarantor; or

(iii)
give directions and prevent any other person from giving directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply;

(b)
the holding beneficially of more than 33 1/3 % of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

For the purpose of this definition, "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co- operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor.

"Charterer" means any charterer approved by the Agent (on behalf of the Finance Parties) under a Charterparty.

"Charterparty" means any time or bareboat charter or, any pool agreement or any other agreements of employment entered or to be entered into between the Borrower and the relevant Charterer for the chartering of the Vessel for a period exceeding 36 Months subject to the provisions of Clause 24.12 (Chartering).

"Code" means the US Internal Revenue Code of 1986.

"Commercial Management Agreement" means the service agreement (as amended to include the Vessel) entered into on 20 December 2010 between the Guarantor and DHT Management AS and any agreement made or to be made between the Borrower and a Commercial Manager for the commercial management of the Vessel.

"Commercial Manager" means DHT Holdings, Inc., and any other commercial manager in the DHT Group or any other commercial manager approved by the Agent (on behalf of the Finance Parties).

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Compounding Methodology Supplement" means, in relation to the calculation of SOFR, a document which:

(a)	is agreed in writing by the Borrower, the Agent (acting in such capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for SOFR; and

(c)	has been made available to the Borrower and each Finance Party.

"Current Assets" means the aggregate of the current assets of a company as determined in accordance with GAAP.

"Current Liabilities" means the aggregate of the current liabilities of a company as determined in accordance with GAAP, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Daily Rate" means, for any US Government Securities Business Day, SOFR for that US Government Securities Business Day, rounded to five (5) decimal places, and if that rate is less than zero, the Daily Rate shall be deemed to be zero.

"Deed of Charge" means a first priority charge over the entire issued share capital of the Borrower to be executed by the Guarantor in favour of the Agent (for the benefit of the Finance Parties) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"Deed of Covenants" means a deed of covenants collateral to the Mortgage executed or to be executed by the Borrower and the Agent (on behalf of the Finance Parties), in form and substance acceptable to the Agent (on behalf of the Finance Parties).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means in respect of the Vessel, the date of actual delivery of the Vessel to the Borrower.

"DHT Group" means DHT Holdings, Inc. including any of its Subsidiaries. "Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessel issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become, payable (actually or contingently) to the Borrower in respect of and/or arising out of the use of or operation of the Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessel;

(b)	any claim under any guarantees related to hire payable to the Vessel as a consequence of the operation of the Vessel;

(c)	any compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessel payable to the Borrower;

(e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from the Vessel;

(g)
if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of the Vessel and moneys whatsoever due or to become due to the Borrower from third parties in relation to the Vessel.

"Earnings Accounts" means any account to be nominated and designated as Earnings Accounts for this purpose by the Borrower or the Guarantor in cooperation with the Agent, with the Account Bank, or such other accounts as designated by the Agent.

"EEA Member Country" means any member of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Claim" means any claim exceeding USD 500,000, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Excess Values" means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessel) or the market value as established in accordance with the procedure described in the definition of "Market Value" (in respect of other vessels), and (ii) the book value of the Vessel.

"Existing Facility" means the up to USD 49,400,000 post-delivery term loan facility agreement originally dated 26 November 2014 as amended (including by an amendment no. 1 dated 6 December 2016, amendment no. 2 dated 19 June 2017 and amendment no. 3 dated 19 October 2020) between inter alios the Borrower as borrower, the Guarantor as guarantor, certain finance parties as lenders and the Agent as agent and security agent for the purpose of financing the Vessel.

"Expected Delivery Date" means 25 November 2015.

"FA  Act"  means  the  Norwegian  Financial  Agreements  Act  of  2020/146  (in  No.

finansavtaleloven) (as amended and replaced).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" (Foreign Account Tax Compliance Act) means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "pass thru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"FATCA Payment" means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 13.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 13.8 (FATCA Deduction by Finance Party); or

(b)	a payment under paragraph (d) of Clause 13.8 (FATCA Deduction by Finance Party).

"Finance Document" means this Agreement, any Security Document, any Accession Letter, any Compounding Methodology Supplement, and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent and/or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

"GAAP" means generally accepted accounting principles, including IFRS.

"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee for all amounts due under the Finance Documents given by the Guarantor under Clause 19 of this Agreement.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IACS" means the International Association of Classification Societies Ltd.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Insurances" means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Period" means, in relation to the Loan each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Interpolated Term SOFR" means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that Unpaid Sum; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day for Term SOFR,

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is applicable) which exceeds the Interest Period of the Loan.

"Intra Group Loans" means any loans granted by any of the Obligors to any of their Affiliates.

"Inventory of Hazardous Materials" means a document containing an inventory of all materials potentially hazardous to human health or the environment, used in the construction of the Vessel, prepared and issued in accordance with applicable laws and regulations.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that the Vessel is in compliance with the ISPS Code.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of such loan.

"Majority Lenders" means:

(a)
if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 51% of all the Loan then outstanding.

"Margin" means two per cent (2.00%) per annum.

"Market Disruption Rate" means the applicable Reference Rate (except any Lender's Funding Rate) plus any applicable CAS.

"Market Value" means the fair market value of the Vessel as (i) determined by one (1) independent Approved Broker appointed by the Borrower, or (ii) at the request of the Agent, calculated as the average of valuations of the Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrower and one is appointed by the Agent), in each case, with or without physical inspection of the Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement provided however that if the higher of the two valuations is more than hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another reputable and independent broker to be selected by the Borrower but approved and appointed by the Agent, and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means any event or occurrence that in the reasonable opinion of the Agent has or would have materially adversely affected or could materially adversely affect:

(a)	the business, condition (financial or otherwise) or operations of an Obligor; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)          the right or remedy of a Finance Party in respect of a Finance Document. "Maturity Date" means 2 November 2025.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. "MLC" means the Maritime Labour Convention of 2006.

"Mortgage" means the first priority mortgage, to be executed and recorded by the Borrower against the Vessel in favour of the Agent (on behalf of the Finance Parties) in the relevant Approved Ship Registry, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"Mortgaged Assets" means:

(a)	the Vessel;

(b)	the Earnings;

(c)	the Insurances;

(d)	the Shares; and

(e)	the Earnings Accounts.

"Obligor" means the Borrower or the Guarantor, and "Obligors" means the Borrower and the Guarantor collectively.

"Optional Rate Switch" has the meaning given to that term in Clause 8.1 (Optional Rate Switch) paragraph (a).

"Optional Rate Switch Date" has the meaning given to that term in Clause 8.1 (Optional Rate Switch) paragraph (b).

"Optional Rate Switch Notice" means a notice in substantially the form set out in Schedule 4 (Optional Rate Switch Notice).

"Original Facility Agreement" means this Agreement, in form and content of the original facility agreement dated 26 November 2014.

"Original Financial Statements" means the audited financial statements of the Guarantor for the financial year ended 31 December 2013.

"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

"Party" means a party to this Agreement.

"Payment Date" means the first day in the Month falling six Months after Utilisation Date and each day falling with six monthly intervals thereafter always being the first day in such Month, and if such date is not a Business Day, the immediately following Business Day in that calendar month after which the next consecutive payment still shall be made on the first day of the relevant month.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 and available on https://www.poseidonprinciples.org/ as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

"Prepayment Costs" means the present value as per the relevant prepayment- or cancellation date (using the zero coupon swap rate applicable on the relevant prepayment- or cancellation date as the discount rate, and the relevant Payments Dates under the remaining Interest Periods as the relevant points in time to discount the below cash flows) of any positive amount constituting the difference between:

(i)
the Original Lender's cost of funding the Facility as of the date of the signed facility offer, being 21 April 2020 in dollars in the form of a spread above LIBOR calculated for the remaining Interest Periods taking into account the amount, tenor and repayment profile of the prepaid part of the Loan and/or cancelled part of the Facility; and

(ii)
the Original Lender's cost of funding such prepaid part of the Loan and/or cancelled part of the Facility as of the date of the prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid part of the Loan and/or cancelled part of the Facility (as determined by the Original Lender in its sole discretion) in USD in the form of a spread above the aggregate of the relevant Reference Rate and the relevant CAS calculated for the remaining Interest Periods taking into account the amount and the repayment profile of the prepaid part of the Loan and/or cancelled part of the Facility.

"Quotation Day" means:

(a)
in relation to any period for which an interest rate is to be determined on basis of Term SOFR or Interpolated Term SOFR, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); and

(b)
in relation to any period for which an interest rate is to be determined on basis of SOFR or Central Bank Rate, the Business Day which follows the day which is five (5) US Government Securities Business Days prior to the last day of that period.

"Recognized Organization" means, in respect of the Vessel, an organization representing the Vessel's flag state and, for the purposes of Clause 21.9 (Poseidon Principles), duly authorized to determine whether the Borrower has complied with Regulation 22A of Annex VI.

"Reference Rate" means, in relation to the Loan:

(a)	before any Optional Rate Switch has occurred, the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan;

(b)	after any Optional Rate Switch has occurred, SOFR in relation to any day during the Interest Period of the Loan; or

(c)	as otherwise determined pursuant to Clause 11 (Changes to the calculation of interest),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government securities.

"Repeating Representations" means each of the representations set out in Clause 20 (Representations).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws (including, without limitation, at the Signing Date Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan);

(c)	that is directly or indirectly owned or controlled by a person referred to in (i) and/or

(ii) above ; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws; or

(e)	is otherwise a target of Sanctions Laws.

"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the member states of the European Union (including without limitation the United Kingdom and Denmark), the United States of America, any country to which any Obligor or any Affiliate of any of them is bound, and any authority acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury.

"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

"Sanctions List" means:

(a)	the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC;

(b)	the "Consolidated List of Financial Sanctions Targets" maintained by HMT;

(c)	the Consolidated List of persons, groups and entities subject to the European Union financial sanctions; or

(d)	any similar list maintained by, or public announcement of Sanctions Laws designation made by, any other Sanctions Authority.

"Security" means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 18 (Security) and any other document agreement agreed between the Parties to be a Security Document.

"Security Period" means the period commencing on the Signing Date and ending on the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents; and

(d)
the Agent or the other Finance Parties do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

"Shares" means all of the Guarantor's present shares in the Borrower together with any future shares and other present and future securities issued by the Borrower to the Guarantor including, without limitations, warrants, options, bonus shares, subscription rights and convertibles and all rights over or in respect of such shares or other securities in the Borrower, including all voting rights and rights to receive dividends, other distributions and/or liquidation or redemption proceeds.

"Shipbuilding Contract" means the shipbuilding contract (as amended from time to time) dated 14 February 2014 and entered into between the Guarantor as buyer and the Yard as builder for the construction of the Vessel.

"Signing Date" means the date of the Original Facility Agreement.

"SMC" means a valid safety management certificate issued for the Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate) and for the purpose of calculating the Reference Rate under this Agreement, SOFR shall in relation to any US Government Securities Business Day during the Interest Period of the Loan be the percentage rate per annum which is the compounded SOFR with five (5) days lookback period without observation shift for that day and otherwise in all respects calculated by the Agent in accordance with the methodology set out in Schedule

10 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"SOLAS" means the International Convention for the Safety of Life at Sea of 1974 as adopted and amended from time to time.

"Specified Time" means 11:00 a.m. (Copenhagen time).

"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and the Borrower for the technical management of the Vessel.

"Technical Manager" means Goodwood Shipmanagement Pte. Ltd. or any other technical manager which is part of the DHT Group or any other technical manager acceptable to the Agent (on behalf of the Finance Parties)

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Total Commitments" means the aggregate of the Commitments being the lower of (i) 65% of the Market Value of the Vessel upon Utilisation and (ii) USD 49,400,000.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.

"Total Loss" means, in relation to the Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel; and;

(b)
any expropriation, abandonment, confiscation, condemnation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority, excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower; and

(c)	any theft, capture, seizure, piracy or hijacking of the Vessel unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

"Total Loss Date" means:

(a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of that Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel's insurers in which the insurers agree to treat that Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents, any Shipbuilding Contract, any Technical Management Agreement and any Commercial Management Agreement and any Charterparty, together with any other documents contemplated herein or therein.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	the Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"USD" means the lawful currency of the United States of America. "Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted with Excess Values.

"VAT" means value added tax and any other tax of a similar nature in the relevant jurisdiction.

"Vessel" means one (1) 300,000 dead weight ton new building VLCC Vessel to be built at the Yard with hull no. 2781, for an expected price of USD 98,800,000 and to be registered in an Approved Ship Registry in the name of the Borrower on the Delivery Date which is scheduled to take place on the Expected Delivery Date.

"Working Capital" means Current Assets less Current Liabilities.

"Write-down and Conversion Powers" means the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

"Yard" means Hyundai Heavy Industries Co. Ltd., Ulsan, Korea.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", any "Obligor" any "Finance Party", any "Lender", or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)
a Lender's "cost of funds" in relation to its participation in the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of the Loan;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	words importing the singular shall include the plural and vice versa; and

(x)	a time of day is a reference to Copenhagen time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

(f)	A Compounding Methodology Supplement relating to SOFR overrides anything relating to that rate in:

(i)	Schedule 10 (Daily Non-Cumulative Compounded RFR Rate); or

(ii)	any earlier Compounding Methodology Supplement.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a USD secured amortising term loan facility available in the amount of the lower of (i) USD 49,400,000 and (ii) 65 % of the Market Value of the Vessel upon Utilisation.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	FA Act

Each Obligor specifically waives all rights under the provisions of the FA Act not being mandatory provisions.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the post- delivery financing of the Vessel to partly finance the acquisition of the Vessel.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)
The Finance Parties' obligations hereunder are subject to the Agent's receipt of all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part I no later than 30 November 2014. The Agent shall notify the Obligors and the Lender promptly upon being so satisfied.

(b)
The Borrower may not deliver an Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part II at least two (2) Banking Days prior to the delivery of the Utilisation Request (except those documents which are expressly stated to be deliverable on the Utilisation Date). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Lender' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each of the Obligors are true in all material respects;

(c)	there has been no Material Adverse Effect since the Original Financial Statements;

(d)	there has been no Disruption Event or Market Disruption Event; and

(e)	there has been no unforeseen occurrences or changes in legislation or events outside the control of the Lenders preventing the Lenders from either advancing or funding the Utilisation.

4.3	Maximum number of drawings

The Facility may be drawn in 1 – one – drawing.

4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon Copenhagen time on the date falling two (2) Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request

The Utilisation Request is irrevocable and unconditional and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is not more than the Total Commitments.

5.4	Lender' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the and the amount of its participation in the Loan upon receipt of the Utilisation Notice from the Borrower.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period. Also, any part of the Commitments outstanding after the Utilisation shall be immediately cancelled.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of the Loan

(a)
The Borrower shall repay the Loan on each Payment Date by consecutive semi- annual instalments, each in an amount as set out in Schedule 8 (Repayment schedule) hereto, plus a balloon payment of the remaining amount payable concurrently with the last instalment.

(b)	Any Outstanding Indebtedness is due and payable on the Maturity Date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrower, or the Guarantor if no Borrower has acceded to the Agreement, may, if they give the Agent not less than ten (10) Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of the aggregate of two instalments or multiples thereof) of the Available Facility. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall occur on a Payment Date and reduce the Commitments of the Lenders proportionately.

7.2	Voluntary prepayment of the Loan

The Borrower may, if they give the Agent not less than ten (10) Business Days (or such shorter period as the Majority Lender may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of the aggregate of two instalments or multiples thereof). Any prepayment under this Clause 7.2 (Voluntary prepayment of the Loan) shall occur on a Payment Date.

The appliance of any prepayment hereunder shall be decided by the Borrower. If the Borrower has not made such a decision in the notice the prepayment will be applied on a pro-rata basis.

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction or contrary to, or declared by any Sanctions Authority which has jurisdiction over a Lender (or an affiliate of a Lender) to be contrary to, Sanctions Laws by which a Lender is bound (including, without limitation, due to actions by any Obligor), for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, or the Guarantor if no Borrower has acceded to the Agreement, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender's participation in the Loan made to the Borrower on the Payment Date for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the relevant Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Total Loss or sale of the Vessel

If the Vessel is sold or shall suffer a Total Loss, the Agent shall:

(a)	in case of a sale, on or before the date on which the sale is completed by delivery of the Vessel to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling hundred and twenty (120) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties) of the proceeds of Insurance or requisition compensation relating to such Total Loss;

cancel the Total Commitments and declare the Outstanding Indebtedness immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

Notwithstanding the above, the Borrower shall have the option to substitute the Vessel with another vessel with the same age (or younger), same (or longer) expected lifetime, and with the same (or higher) market value (to be determined by a valuation taken out by the Agent from an Approved Broker) and be operated by the Borrower. The substitution vessel shall be owned by the Borrower, registered in an Approved Ship Registry and subject to approved classification. The substitution is further subject to the Agent’s approval of the above stated requirements and satisfactory documentation.

7.5	Market Value

(a)	If the Market Value of the Vessel is less than 135% of the Outstanding Indebtedness at any time, the Borrower shall, upon written demand from the Agent (on behalf of the Lenders), either

(i)	prepay the Loan or a part of the Loan (as the case may be); or

(ii)
provide the Lenders with such additional security, which in the opinion of the Agent has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may approve or require, as shall eliminate the shortfall.

(b)	Any prepayment under this Clause 7.5 (Market Value) shall be applied pro-rata against the Loan, first against the balloon payment and then against the instalments in inverse order of maturity.

7.6	Change of Control

If a Change of Control occurs,

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund the Utilisation;

(c)	the Agent shall cancel the Total Commitments; and

(d)	the Borrower shall within ten (10) Business Days prepay the Outstanding Indebtedness in full.

7.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)
at any time on or after the date which is six (6) months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, a Party will be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date, the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Deduction continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Total Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

(d)	The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.8	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any partial prepayment under this Agreement (except voluntary prepayments) shall be applied in inverse order of maturity firstly against the balloon and then the remaining repayments instalments.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Prepayment Cost.

(d)	Any cancellation under this Agreement shall be made together with any Prepayment Cost.

(e)	The Borrower may not re-borrow any part of the Facility which is prepaid.

(f)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(h)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(i)
If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders proportionately.

SECTION 5
COSTS OF UTILISATION

8.	OPTIONAL RATE SWITCH

8.1	Optional Rate Switch

(a)
The Borrower may in its sole discretion one (1) time during the lifetime of the Facility freely chose to switch the Reference Rate from Term SOFR to SOFR by delivering a duly executed Optional Rate Switch Notice at latest five (5) Business Days before the end of the nearest ending current Interest Period for the Loan (an "Optional Rate Switch").

(b)
Provided that the Optional Rate Switch Notice complies with the requirements of this Agreement and accrued interest is paid according to Clause 9.2 (Payment of interest), the Optional Rate Switch shall take effect from the first day in the next Interest Period for the Loan meaning that the use of Term SOFR will be replaced by SOFR as Reference Rate from that date (the "Optional Rate Switch Date").

(c)	Any Optional Rate Switch shall be binding and applicable for the Loan.

8.2	Notification by Agent

Following the occurrence of an Optional Rate Switch, the Agent shall promptly notify the Lenders.

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on the Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	CAS; and

(iii)	Reference Rate.

(b)
If any day during an Interest Period for the Loan for which SOFR is the applicable Reference Rate is not US Government Securities Business Day, the rate of interest on the Loan for that day will be the rate applicable to the immediately preceding US Government Securities Business Day.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of the relevant Interest Period, or in the case Term SOFR is the applicable Reference Rate and the Interest Period is longer than six (6) months, on each Payment Date. Any outstanding interest accrued before an Optional Rate Switch shall in any event be paid by the Borrower at latest on the Business Day before the Optional Rate Switch Date.

9.3	Default interest

(a)
If an Obligor fails to pay the amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph

(b)
below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Obligors on demand by the Agent.

(b)
If any Unpaid Sum consists of all or part of the Loan for which Term SOFR is the applicable Reference Rate which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

(c)	This Clause 9.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

10.	INTEREST PERIODS

10.1	Duration

(a)	Each Interest Period shall be for a period of six (6) months.

(b)	An Interest Period shall not extend beyond the Maturity Date.

(c)
The first Interest Period shall start on the Utilisation Date and each subsequent Interest Period shall start on the first day in the Month falling sixth months after the Utilisation Date and in six monthly intervals thereafter.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

(a)
Interpolated Term SOFR: If Term SOFR is the applicable Reference Rate and no Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan.

(b)
Central Bank Rate: If the applicable Reference Rate (Term SOFR or SOFR) is not available, as relevant on any day during the Interest Period of a Loan and in case of Term SOFR it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of (i) the arithmetic mean of the Central Bank Rate for the relevant days in the Interest Period of the Loan, provided that the Central Bank Rate applicable to the day falling five (5) days prior to the last day of the relevant Interest Period shall be deemed to be the Central Bank Rate for the final five (5) days of that Interest Period and (ii) the applicable Central Bank Rate Adjustment.

11.2	Interest calculation if no Term SOFR, SOFR or Central Bank Rate

If Clause 11.1 (Absence of quotations) paragraph (b) applies but no Central Bank Rate is available for the purpose of calculating the Reference Rate, Clause 11.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

11.3	Market disruption

If before close of business in Copenhagen on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty (50) per cent. of the Loan) that its cost of funds relating to its participation in the Loan would be in excess of that Market Disruption Rate then Clause 11.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

11.4	Cost of funds

(a)	If this Clause 11.4 applies, the rate of interest on each Lender's share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
in respect of each relevant Lender, the rate notified to the Agent by that Lender as soon as practicable and in any event within 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan.

(b)
If this Clause 11.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)
If an alternative basis is not agreed pursuant to paragraph (b) above, the Borrower shall have the option to (i) cancel and prepay the Loan according to Clause 7.1 (Voluntary cancellation) and 7.2 (Voluntary prepayment of the Loan) or (ii) continue to pay interest calculated under Clause 11.4 (Cost of funds). For the avoidance of doubt, Clause 38.3 (Changes to Reference Rates) shall in any event apply if and when relevant according to its terms.

(e)	The Borrower shall continue to pay interest calculated under Clause 11.4 (Cost of funds) as long as no agreed substitute basis for determining the rate of interest has been implemented.

(f)	If this Clause 11.4 applies and:

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

11.5	Notification of market disruption

If Clause 11.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower and each of the relevant Lenders.

11.6	Break Costs

(a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of the Interest Period for the Loan or Unpaid Sum.

(b)
Each relevant Finance Party shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become, or may become, payable.

12.	FEES AND COSTS

12.1	Commitment fee

(a)
The Borrower, or the Guarantor if no Borrower has acceded to the Agreement, shall pay to the Agent (for the account of each Lender) a fee computed at the rate of forty per cent (40%) of the Margin per annum and calculated on the undrawn portion of the Facility from 1 July 2014.

(b)
The accrued commitment fee is payable quarterly in arrears first time on 30 September 2014 and in addition on the Utilisation Date, on the last day of the Availability Period and if cancelled, on the cancelled amount of the Commitment at the time the cancellation is effective.

12.2	Up-front fee

The Borrower, or the Guarantor if no Borrower has acceded to the Agreement, shall upon signing of this Agreement pay to the Agent for further distribution to the Lenders a non- refundable up-front fee of zero point seventy five per cent (0.75%) of the Facility in the amount of USD 370,500. 50% of the up-front fee is payable upon signing of this Agreement and the remaining 50 % of the upfront fee is payable upon the Utilisation Date.

12.3	Agency fee

The Borrower shall, if the number of Lenders is more than one (1), pay to the Agent an annual agency fee to be discussed and agreed if it becomes relevant.

12.4	Payment of fees and costs - general

For the avoidance of doubt, if no Borrower has acceded to the Agreement the Guarantor shall be liable to pay all fees and costs due under this Agreement, including but not limited to the fees mentioned in this Clause 12 (Fees and costs) and any Prepayment Costs.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

13.2	Tax gross-up

(a)	All payments under the Facility shall be made free and clear of all present and future taxes, levies or duties of any nature whatsoever, levied either now or at any future time.

(b)	Each Obligor shall make all payments to be made by it without any Tax Deduction whatsoever, unless a Tax Deduction is required by law.

(c)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors.

(d)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)
The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross- up), Clause 13.7 (FATCA Deduction and gross-up by Obligor) or paragraph
(b) of Clause 12.8 (FATCA Deduction by Finance Party);

(B)	is compensated for by an increased payment under Clause 13.2 (Tax gross- up); or

(C)	is compensated for by a payment under paragraph (d) of Clause 13.8 (FATCA Deduction by a Finance Party).

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 (Tax indemnity), notify the Agent.

13.4	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to 13.6 (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.7	FATCA Deduction and gross-up by Obligor

(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
An Obligor shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Obligors.

(d)
Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent (on behalf of the Finance Party entitled to the payment) evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

13.8	FATCA Deduction by a Finance Party

(a)
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the relevant Obligor and the relevant Finance Party.

(d)
The relevant Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

13.9	Tax Credit and FATCA

If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by that Obligor.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall and the Guarantor shall (until the Borrower has acceded to the Agreement), within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the Signing Date or (iii) compliance with the implementation by the applicable authorities of the matters set out in the statement of the Basel Committee on Banking Regulations and Supervisory Practices labelled "Basel III" and the continuing application of the same

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor

(ii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iii)	compensated for by paragraph (d) of Clause 13.8 (FATCA Deduction by a Finance Party);

(iv)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vi)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates)

(b)	In this Clause 14.3 (Exceptions),

(i)	a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions); and

(ii)
“Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III”.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from the Obligors under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party in any jurisdiction (including but not limited to any cost, loss or liability incurred by any of the Finance Parties arising or asserted under or in connection with any law or convention relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws) as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessel, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws; or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.,

in each case other than by reason of default or negligence by that Finance Party alone.

15.3	Indemnity to the Agent

The Obligors shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower or the Guarantor if no Borrower has acceded to the Agreement, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)
The Borrower or the Guarantor if no Borrower has acceded to the Agreement shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower, or the Guarantor if no Borrower has acceded to the Agreement, shall promptly on demand pay to the Agent and the Finance Parties the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

17.2	Amendment and enforcement costs

The Borrower or the Guarantor if no Borrower has acceded to the Agreement shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Agent and any such Finance Party in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrower under Clause 15.2 (c) (Other Indemnities), Clause 15.3 (Indemnity to the Agent) Clause 17.1 (Transaction Expenses) and this Clause 17.2 (Amendment and enforcement costs) as relevant, (i) covers cost due to Clause 38.3 (Changes to reference rates) (regardless of which Party taking the initiative to the change) and
(ii) remain payable whether or not any Utilisation is ever made.

SECTION 7
SECURITY

18.	SECURITY

18.1	Security

The obligations and liabilities of each Obligor under the Finance Documents, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrower’s obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses, fees and costs and any other derived liability whatsoever of the Borrower towards the Finance Parties in connection with this Agreement, shall at any time until all amounts due to the Finance Parties under any Finance Document have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(a)	the Mortgage;

(b)	the Deed of Covenants;

(c)	the Guarantee;

(d)	the Assignment Agreement; and

(e)	the Deed of Charge, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director.

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrower’s obligations under or pursuant to the Finance Documents

The Security Documents shall rank with first priority and shall include any obligations under the Finance Documents, always subject to the provision of Clause 30.5 (Partial Payments).

18.2	Perfection etc.

The Borrower undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties, to maintain the security position envisaged hereunder.

18.3	Further assignment of Earnings

(a)
In the event that the Borrower enters into any Charterparty, the Borrower shall prior to the commencement date do its best endeavours to assign any Earnings accruing thereunder in favour of the Agent (on behalf of the Finance Parties).

(b)
Notwithstanding paragraph (a) above, upon on the occurrence of an Event of Default, the Borrower shall do its best endeavours to assign any Earnings accruing under any contract of employment for the Vessel.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party the punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents.

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 59,280,000 plus (i) any interest, default interest, Break Cost, Prepayment Costs, or other costs, fees, indemnities and expenses related to the Borrower’s obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder.

19.2	Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 19 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of the Guarantor under this Clause 19 (Guarantee and indemnity), will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming the Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document.

19.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Agent (acting on behalf of each Finance Party) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 19 (Guarantee and indemnity).

19.7	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which they may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19 (Guarantee and indemnity):

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.8	Additional security

The guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.9	Guarantee Limitations

The guarantee and liability set out in this Clause 19 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 (Representations) to each Finance Party on the Signing Date, provided however that the representations and warranties set out in this Clause 20 (Representations) will not apply to the Borrower until the date of the execution of the relevant Accession Letter.

20.1	Status

(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a FATCA FFI or a US Tax Obligor.

(d)
In accordance with the FA Act section 3-12 (2) and the Norwegian Anti-Money Laundering Act 2018/23 (in No: hvitvaskingsloven) section 13 (1) the Obligors confirm that the information set out in Schedule 9 (FA Act section 3-12) is true and accurate as of the date of the Amendment No. 4.

20.2	Binding obligations

(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to the Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessel, for the Mortgage to constitute valid and enforceable first priority mortgage over the Vessel.

20.3	No conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

20.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	The Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with each Obligor’s business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

20.6	Governing law and enforcement

(a)
The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in the relevant Obligor's jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor’s jurisdiction of incorporation.

20.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 25.6 (Insolvency), Clause 25.8 (Insolvency proceedings) or Clause 25.9 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 25.6 (Insolvency), Clause 25.8 (Insolvency proceedings) or Clause 25.9 (Creditors' process) applies to any of the Obligors.

20.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.9	No filing or stamp taxes

Under the law of the relevant Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than the registration of the Mortgage at the Hong Kong Shipping Registry and the particulars of the charges, together with certified copies of the Mortgage, created under the Deed of Covenants and the Assignment Agreement within one month of creation at the Companies Registry of Hong Kong.

20.10	No default

(a)	No Default has occurred or might reasonably be expected to result from the making of the Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

20.11	No misleading information

(a)	Any factual information provided by any Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being untrue or misleading in any material respect.

20.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

20.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

20.15	Title

The relevant Obligor will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.

20.16	No security

None of the Mortgaged Assets will from the Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as agreed with the Agent (on behalf of the Finance Parties).

20.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor’s entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

20.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

20.19	Taxation

(a)	No Obligor is overdue in the filing of any Tax returns.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

20.20	Environmental compliance

The Borrower (and any of its Affiliates), the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

20.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Transaction Documents.

20.22	Laws and regulations

The Obligors and parties acting on their behalf have observed and abided with all applicable laws and regulations applicable to them, inter alia to money laundering, bribery and corrupt practices and to SOLAS conventions.

20.23	ISM Code, ISPS Code and MLC compliance

All requirements of the ISM Code, the ISPS Code and the MLC as they relate to the Borrower (or any of their Affiliates), the Technical Manager, any Charterers and the Vessel have been complied with.

20.24	The Vessel

The Vessel will on the Utilisation Date be:

(a)
in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages, the Mortgage and the Deed of Covenants) and the Borrower will be the sole, legal and beneficial owner of the Vessel;

(b)	registered in the name of the Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with American Bureau of Shipping (with notation +A1, Oil Carrier, +AMS,

+ACCU, ESP, CSR, AB-CM, UWILD, TCM, SPMA, CPS, VEC, BWE, BWT, RW, ENVIRO+,

POT,GP, NBLES) or such other classification society as approved by the Agent, free of all overdue conditions of Class.

20.25	Financial Indebtedness

(a)
No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

(b)	The Borrower has not incurred any Financial Indebtedness other than as permitted pursuant to letter (e) of Clause 22.4 (Disposals and acquisitions) of this Agreement.

20.26	Sanctions

(a)
Each Obligor, each of their Affiliates (and, to the extent not included, any other Affiliate of the DHT Group), their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws;

(b)
No Obligor, nor any of their Affiliates (or, to the extent not included, any other Affiliate of the DHT Group), their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party;

(ii)	owns or controls a Restricted Party; or

(iii)
is subject to or involved in or has received notice of or is otherwise aware of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

(c)	The Vessel is not a vessel with which any person is prohibited or restricted from dealing with under any Sanctions Laws.

(d)	Each Obligor has instituted and maintains policies and procedures designed to promote and achieve compliance by the Obligors and the DHT Group with Sanctions Laws.

(e)
No proceeds of any part of the Loan shall be made available directory or indirectly, to or for the benefit of a Restricted Party contrary to Sanctions Laws in a manner that could result in any Finance Party being in violation of Sanctions Laws or in a manner that would be contrary to Sanctions Laws nor shall they be otherwise directly or indirectly applied in a manner or for a purpose prohibited by Sanctions Laws.

20.27	Ownership

The Guarantor is the direct owner of and controls 100 % of the share capital of the Borrower.

20.28	No other business

The Borrower is not engaged in any business other than the ownership and operation of the Vessel.

20.29	Repetition

The Repeating Representations are deemed to be made by each of the Obligors by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 (Information undertakings) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Borrower shall supply to the Agent copies for all the Lenders of:

(i)
as soon as the same become available, but in any event within 60 days after the end of each quarter the unaudited consolidated financial statements, balance sheets and cash- flow projections of the Guarantor for such quarter;

(ii)	as soon as the same become available, but in any event within one hundred and eighty

(180) days after the end of each of its financial year the audited consolidated financial statements for that financial year for the Guarantor and the unaudited annual accounts for the Borrower; and

(iii)
as soon as the same become available, but in any event within the end of each financial year, the consolidated financial forecasts including profit and loss statements and cash flow projections, for the next year, specifying major assumptions.

21.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (i) and (ii) Clause 21.1 (Financial statements), a Compliance Certificate signed by an authorised officer or the chief financial officer (as applicable) of each Obligor setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the date as at which those financial statements were drawn up.

21.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower or the Guarantor if no Borrower has acceded to the Agreement pursuant to Clause 21.1 (Financial statements) shall be certified by an authorised officer of the Borrower (if delivered by the Borrower) and the chief financial officer of the Guarantor (if delivered by the Guarantor) as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)
The Borrower or the Guarantor if no Borrower has acceded to the Agreement shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lender to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information: miscellaneous

The Borrower or the Guarantor if no Borrower has acceded to the Agreement shall supply to the Agent (with copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Obligors to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, promptly, such information about the Vessel’ classification records and status as the Agent may reasonably request;

(d)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(e)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

21.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrower (or any of its Affiliates), any Charterers, the Technical Manager or the Vessel; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower (or any of their Affiliates), any Charterers, the Technical Manager or the Vessel,

where the claim would be reasonably likely, if determined against the Borrower (or any of its Affiliates) or the Vessel, to have a Material Adverse Effect.

21.7	Market Value

The Borrower shall:

(a)
Arrange for, at their own expense, the Market Value of the Vessel to be determined immediately prior to Utilisation and semi-annually thereafter on 30 June and 31 December, and deliver such market valuations to the Agent (on behalf of the Finance Parties) immediately thereafter; and

(b)
Should the Agent reasonably assume that a Default has occurred or may occur, or should the Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrower to arrange, additional determinations of the Market Value of the Vessel at such frequency as the Agent (on behalf of Finance Parties) may request and at the Borrower's expense.

21.8	"Know your customer" checks

(a)
The Obligors shall at the request of the Agent at any time supply to the Agent any documentation or other evidence which is requested by the Agent to enable the Agent, any Lender or prospective new Lender to carry out and be satisfied with the results of all know your customer requirements applicable to it at any time.

(b)
Each Lender shall at the request of the Agent at any time supply to the Agent any documentation and other evidence which is requested by the Agent to enable the Agent to carry out and be satisfied with the results of all know your customer requirements applicable to it at any time.

21.9	Poseidon Principles

The Borrower shall, upon the request of the Agent and at the cost of the Borrower, on or before the 31st of July in each calendar year, ensure that the relevant Recognized Organization supplies to the Agent all information necessary in order for any Finance Party to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to the Vessel for the preceding calendar year and hereby consents to each Finance Party obtaining such information directly from third parties, provided always that no Finance Party shall publicly disclose such information with the identity of the Vessel without the prior written consent of the Borrower, but the Borrower acknowledges that, in accordance with the Poseidon principles, such information will form part of the information published regarding the relevant Finance Party's portfolio climate alignment.

21.10	Disclosure of information

The Obligors irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Transaction Documents, and the Loan and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loan to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties’ respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loan, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessel and/or the Loan, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub- participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties’ rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

22.	FINANCIAL COVENANTS – THE GUARANTOR

The Guarantor shall (subject to Clause 23.18 (Most favoured Lender) on a consolidated basis, measured and documented quarterly, at all times maintain:

(a)	unencumbered consolidated Cash of minimum the higher of (i) USD 30,000,000 and

(ii) six per cent (6%) of the Total Interest Bearing Debt;

(b)
a Value Adjusted Tangible Net Worth of at least USD 300,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty five per cent (25%) of the Value Adjusted Total Assets; and

(c)	a positive Working Capital.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 (General undertakings) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

(a)
Each Obligor shall, and shall procure that their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, shall comply in all respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it or its business may be subject.

(b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry.

(c)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (a) money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the council of the European Communities (as amended, supplemented and/or replaced from time to time)) and (b) bribery and corrupt practices.

23.3	Negative pledge

(a)	The Borrower shall (i) not create or permit to subsist any Security over the Vessel, any of their assets or (ii) grant any floating charges or issue any factoring agreement in respect of its Earnings.

(b)	The Guarantor shall not create or permit to subsist any Security over the Shares.

(c)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved by the Agent (on behalf of the Finance Parties);

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms; or

(v)	Security consented to in writing by the Agent (on behalf of the Finance Parties).

23.4	Disposals and acquisitions

The Borrower shall not:

(a)	decrease its capital;

(b)
whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out, grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessel, or revenues (present or future) or agree to do so; or

(c)	acquire or replace an asset or acquire any shares; or

(d)	charter in any vessel; or

(e)
make any investment other than in the normal course of business related to the operation of the Vessel or incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessel, provided, however, that the Borrower shall be entitled to obtain non-amortizing, interest free Intra Group Loans from the Guarantor as long as such loans are fully subordinated to the Borrower’s obligations under the Finance Documents.

23.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity.

23.6	Shareholding

The Guarantor shall always remain the 100 % owner of the Shares.

23.7	Business and Change of business

(a)
No substantial change shall be made to the general nature of the business of Obligors from that carried on at the Signing Date, and the Borrower shall not engage in any other business other than ownership and operation of the Vessel. The Guarantor shall always remain listed at the New York Stock Exchange.

(b)
Any business undertaken by the Borrower with the Guarantor or companies associated with the Borrower or Guarantor shall be made on arm’s length basis and in accordance with accepted transfer pricing principles and any inter-company or shareholder loans shall be on a fully subordinated basis.

23.8	Title

The Borrower and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as permitted in Clause 23.3 (c) (Negative pledge).

23.9	Insurances – general

Each Obligor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

23.10	Earnings Accounts

The Borrower shall (i) maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts and (ii) upon request from the Agent provide the Agent with copies of statements of the Earnings Accounts from the Account Bank.

23.11	Distribution restrictions and subordination of inter-company debt

(a)	The Borrower shall be entitled to make or pay an annual dividend to its shareholders of up to 50% of the previous year's net result excluding unrealised agio/disagio from currency.

(b)	No Obligor shall distribute any dividends if a Default has occurred and is continuing.

(c)
All (i) Intra Group Loans to the Borrower, (ii) claims of the Guarantor against the Borrower and (iii) amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrower or the Guarantor) shall always be fully subordinated to the obligations of the Borrower under the Finance Documents.

23.12	Transaction Documents

The Borrower shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (on behalf of the Finance Parties).

23.13	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

23.14	No change of name etc.

No Obligor shall change:

(a)	its fiscal year;

(b)	its nature of business;

(c)	its constitutional documents (applicable to the Borrower only);

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Agent (on behalf of the Finance Parties).

23.15	Guarantor's management

The Guarantor shall ensure that there is no change in the executive management in any of the Obligors without the prior written consent of the Agent.

23.16	Sanctions

(a)
Without prejudice to the other provisions of this Agreement, each of the Obligors undertakes to the Finance Parties from the Signing Date that it (and that it shall ensure that any Affiliate of any of them):

(i)	shall comply in all respects with Sanctions Laws;

(ii)
is not and shall not be, and that no director, officer, agent, employee, representative or person acting on behalf of any of them is not and shall not be, a Restricted Party and does not act directly or indirectly on behalf of a Restricted Party;

(iii)	shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties;

(iv)
shall not receive payments from any Restricted Party and shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party in its name or in the name of any Affiliate of any of them;

(v)	shall institute and maintain policies and procedures designed to promote and achieve compliance by each of them with Sanctions Laws;

(vi)
shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions Laws by any Sanctions Authority;

(vii)
shall not accept, obtain or receive any goods or services from any Restricted Party, except (without limiting Clause 22.2 (Compliance with laws)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Party by an Obligor in accordance with this Agreement; and

(viii)	will not engage in any activities, business or transactions that could result in it or any other member of the DHT Group or Finance Party being designated as a Restricted Party.

(b)
The Obligors shall not, and shall procure that any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Party; or (ii) in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions Laws or becoming a Restricted Party.

23.17	Application of FATCA

No Obligor shall become a FATCA FFI or a US Tax Obligor.

23.18	Most favoured Lender

The Borrower shall:

(a)
notify the Agent immediately if the Borrower or any other member of the DHT Group has granted or intends to grant to any other lender or creditor under any loan agreement, financing agreement of a similar nature or guarantee any guarantee, preference, financial reporting requirement, representation, warranty, covenant, undertaking and/or event of default (howsoever described) not being included in the Finance Documents or that is more beneficial or favourable to the lender or creditor than those set out in the Finance Documents; and

(b)
if required by any Lender, agree to amend the Finance Documents to include any such provision, whereunder it shall apply for as long as it applies under such other loan agreement, financing agreement or guarantee to which the relevant member of the DHT Group is party.

24.	VESSEL UNDERTAKINGS

24.1	General

The undertakings in this Clause 24 (Vessel undertakings) remain in force from the Delivery Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.2	Insurance – Vessel

(a)
The Borrower shall maintain or ensure that the Vessel is insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units, however always in the minimum amount of USD 1,000,000,000 or such highest level of cover from time to time available under basic protection and indemnity club entry), hull interest, freight interest and war risk insurances, including blocking and trapping, confiscation, terrorism and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve (such approval not to be unreasonably withheld of delayed), and always subject to the Nordic Marine Insurance Plan of 2013 or later version (if relevant).

(b)
The aggregate insurance value, except for protection & indemnity and loss of hire, shall be at least equal to the higher of (i) the aggregate Market Value of the Vessel and (ii) one hundred and twenty per cent (120%) of the Loan, whereof the hull and machinery insurance (less hull interest and freight interest) shall at all times cover at least eighty per cent (80%) of Market Value of the Vessel. The loss payable clause in the hull and machinery insurance shall be not higher than USD 3,000,000. The deductible of the hull and machinery insurance shall always be in such amount as the Agent may from time to time approve (such approval not to be unreasonably withheld of delayed).

(c)
The Borrower shall procure that the Agent (on behalf of the Finance Parties) is (i) noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s) and (ii) copied in on all insurance documentation.

(d)
The Borrower shall no later than 15 days prior to the Utilisation Date inform the Agent of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessel with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(e)
The Borrower shall allow for the Agent and/or any other Finance Party to take out for the Borrower's account a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loan).

(f)
The Agent may also for the account of the Borrower take out such other Insurances as the Finance Parties may reasonably require considering the trading and flag of the Vessel and taking into consideration any requirements by any public body, classification society or similar entity having authority over the Borrower, the Vessel or any manager relating thereto.

(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrower shall procure, except for protection & indemnity (where the Borrower shall procure to obtain standard market undertakings in favour of the Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurance broker shall undertake to the Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.

(h)
The Borrower shall procure that the Vessel always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrower will not make any material change, compromises, settlements or claims adjustments to the insurances described under (a) above without the prior written consent of the Agent.

(j)	The Borrower shall pay for an insurance opinion commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the
Agent.

24.3	Flag, name and registry

The Vessel shall be registered in an Approved Ship Registry. The Borrower may not re-flag the Vessel to any other ship register without the prior written approval of the Agent (on behalf of the Finance Parties).

24.4	Classification and repairs

(a)
The Borrower shall, and shall procure that any Charterer or Technical Manager shall, keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular: so as to maintain its class at the highest level with American Bureau of Shipping (with notation +A1, Oil Carrier, +AMS, +ACCU, ESP, CSR, AB-CM, UWILD, TCM, SPMA, CPS,

VEC, BWE, BWT, RW, ENVIRO+, POT,GP, NBLES) or another IACS classification society approved by the Agent, free of overdue recommendations and qualifications; and

(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time;

(c)	not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change the classification society of the Vessel;

(d)
not, without the prior written consent of the Agent, bring the Vessel or allow the Vessel to be brought to any yard for repairs or for the purpose of work being done upon her where the costs of such repairs or work is likely to exceed USD 5,000,000 (or the equivalent thereof in any other currency), unless such person shall first have given to the Agent and in terms reasonably satisfactory to it, a written undertaking not to exercise any lien on the Vessel or her Insurances or Earnings for the cost of such repairs or work or otherwise; and

(e)	not, without the prior written consent of the Agent, permit any major change or structural alteration to the Vessel.

Within 15 days prior to the Utilisation Date the Borrower shall inform the Agent of the classification society of the Vessel.

24.5	Inspections and class records

(a)
The Borrower shall, and shall procure that the Technical Manager shall, procure that the Agent's surveyor at the Borrower’s cost, is permitted to inspect the condition of the Vessel once a year, if so requested by the Agent, provided always that such arrangement shall not interfere with the operation of the Vessel and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrower shall, and shall ensure that any charterers shall, instruct the classification society, to give the Agent access to class records and other information from the classification society in respect of the Vessel, by sending a written instruction in such form and substance as the Agent may require. The Agent shall also be granted electronic access to class records.

24.6	Surveys

The Borrower shall submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

24.7	Notification of certain events

The Borrower shall immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of the Vessel;

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on the Vessel, their Earnings or the Insurances;

(d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code, the ISPS Code or the MLC being made against the Borrower or the Technical Manager or otherwise in connection with the Vessel.

24.8	Operation of the Vessel

(a)
The Borrower shall procure that the Vessel is managed by the Technical Manager pursuant to the Technical Management Agreement and the Commercial Manager pursuant to the Commercial Management Agreement and shall not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change or allow the change of the technical or commercial management of the Vessel, such consent always being subject to the execution by the relevant manager of a letter of undertaking in respect of its duties under the relevant management agreement and the subordination of claims for payment thereunder, in terms and form acceptable to the Agent.

(b)
The Borrower shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a manager’s undertaking in such form as the Agent (on behalf of the Finance Parties) may require.

(c)
The Borrower shall, and shall procure that the Technical Manager shall, comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, all Sanction Laws, the laws of the Approved Ship Registry, the United States Oil Pollution Act 1990 and all other laws or regulations relating to the Vessel, their ownership, operation and management or to the business of the Borrower and the Technical Manager and shall not employ the Vessel nor allow their employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Borrower have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 24.8 (Operation of the Vessel), the Borrower and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessel shall not under any circumstances carry any nuclear waste/material.

24.9	ISM Code compliance

The Borrower shall, and shall procure that the Technical Manager:

(a)	procure that the Vessel remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessel;

(c)	procure that the Technical Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the Technical Manager; and

(e)
immediately notify the Agent in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

24.10	Environmental compliance

The Borrower shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessel.

24.11	Arrest

The Borrower shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

24.12	Chartering

The Borrower shall not, without the prior written consent of the Agent:

(a)	let the Vessel on bareboat charter for any period;

(b)	enter into any other agreement related to the chartering and operation of the Vessel exceeding twelve (12) Months or any pooling arrangements related to the Earnings of the Vessel; and

(c)	terminate, cancel, amend or supplement any Charterparty nor assign such Charterparty or other contract of employment to any other person.

24.13	Sanctions

(a)	The Borrower shall prevent the Vessel from being used, directly or indirectly

(i)	by, or for the benefit of, any Restricted Party in breach of Sanctions Laws; and/or

(ii)
in any trade which could expose the Vessel, any Finance Party, any manager of the Vessel, the ship's crew or the Vessel's insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws.

(b)	Any charter party in respect of the Vessel entered into after the Signing Date shall include standard clauses on "Sanctions and Designated Entities" included in BIMCO's standard documentation.

24.14	Inventory of Hazardous Materials

The Borrower shall ensure that the Vessel carries an Inventory of Hazardous Materials (or an equivalent document acceptable to the Agent) as further described by the Vessel's approved classification society and/or the International Maritime Organisation (IMO).

24.15	Sustainable vessel recycling

(a)
The Borrower shall ensure that if the Vessel is taken out of service for dismantling while in its ownership or sold to an intermediary with the intention of being dismantled, it is recycled at a recycling facility which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships.

(b)
The Borrower shall ensure that the Vessel is not scrapped or dismantled by the Borrower unless it has been established an Inventory of Hazardous Materials or equivalent documentation for hazardous materials.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 (Events of Default) is an Event of Default (save for Clause 25.17 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

25.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

25.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants), and Clauses 25.4 – 25.16). No Event of Default under this paragraph will occur if the failure to comply in the opinion of the Agent is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Borrower or (if earlier) any Obligor becoming aware of the failure to comply.

For the avoidance of doubt, a breach of Clause 23.16 (Sanctions), Clause 24.2 (Insurances - Vessel), Clause 24.3 (Flag, name and registry), Clause 24.4 (Classification and repairs) and Clause 24.13 (Sanctions) is not capable of remedy.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 100,000 in respect of the Borrower and USD 5,000,000 of the Guarantor.

25.6	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities) or if the equity of any Obligor is negative.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 25.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

25.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 or more and is not discharged within thirty (30) days.

25.9	Change of Control

A Change of Control occurs.

25.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

25.11	Repudiation

(a)	An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

(b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective or fails to become effective for any reason whatsoever.

25.12	Permits

Any Material Adverse Effect caused by licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents being revoked, terminated or modified.

25.13	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessel is flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

25.14	Arrest or seizure of the Vessel

Any arrest or seizure of the Vessel (but always taking into consideration the grace periods set out in Clause 24.11 (Arrest)).

25.15	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.

25.16	Insurances

Any insurance policy taken out in respect of the Vessel is cancelled, revoked or lapses, or any insurance claim(s) by the Borrower is repudiated following a Total Loss.

25.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26 (Changes to the Lenders), a Lender (the "Existing Lender") may assign and transfer any of its rights and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loan, securities or other financial assets (the "New Lender"), provided that no assignment or transfer can be made to an Obligor or any of their Affiliates.

The Lenders shall notify the Borrower of any proposed assignment or transfer, unless an Event of Default has occurred.

The Lenders agree to obtain a non disclosure agreement from a New Lender before releasing any information in relation to this Agreement to any such New Lender.

The consent (not to be unreasonably withheld) of the Obligors is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a reputable shipping bank which has a minimum rating of "BBB" at S&P or "Baa" at Moody's; or

(c)	made at a time when an Event of Default has occurred and is continuing.

26.2	Conditions of assignment or transfer

(a)	A transfer will only be effective if the procedure set out in Clause 26.4 (Procedure for transfer) is complied with.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (b) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(c)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.4	Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.6 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.5	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

26.6	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

26.7	Security over Lenders' rights

In addition to the other rights provided in this Clause 26, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Accession as Borrower

The future owner of the Vessel shall become the Borrower under this Agreement by execution of the Accession Letter provided it is wholly owned by the Guarantor. The accession shall take effect by the Borrower, the Guarantor and the Agent (on behalf of the Finance Parties) signing and executing the relevant Accession Letter, and the Agent is hereby irrevocably authorised by the other Finance Parties to execute any Accession Letter. The Finance Parties agree that this authorisation is given to secure the interest of the Finance Parties under this Agreement and is accordingly irrevocable. After the execution of an Accession Letter the acceding Borrower shall be bound by this Agreement and any other Accession Letters.

27.3	Compulsory resignation of FATCA FFIs and US Tax Obligors

If so directed by the Agent (acting on the instructions of all Finance Parties), an Obligor which is a FATCA FFI or a US Tax Obligor shall resign as the Borrower and/or Guarantor prior to the earliest FATCA Application Date relating to any payment by that Obligor (or any payment by the Agent which relates to a payment by that Obligor).

SECTION 10
THE FINANCE PARTIES

28.	ROLE OF THE AGENT

28.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents and to act as its security agent for the purpose of the Security Documents.

(b)
Each other Finance Party authorises the Agent, to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions

28.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 26.5 (Copy of Transfer Certificate to the Borrower), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other Party.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.4	Business with any Obligor

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

28.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.6	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.7	Responsibility for documentation

The Agent is not:

(a)
responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.8	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

28.9	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.10	Resignation of the Agent

(a)	The Agent may resign as Agent and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Agent may resign as Agent by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Agent). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign as Agent in accordance with paragraph (b) above. In this event, the Agent shall resign as Agent and/or Security Agent in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 13.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

28.11	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.12	Relationship with the Lenders

(a)
Subject to Clause 26.6 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender have recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.14	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party or to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)
This Clause 30 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days' notice.

31.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 32 (Set- off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or costs due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Borrower and Guarantor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. The Obligors agree not to withhold payment of amounts due to the Finance Parties under this Agreement on the grounds that it has any claims, rights of action, entitlements or demands against any third party.

31.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.	SET-OFF

A Finance Party may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured or un-matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each party to this Agreement acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower and the Guarantor, that identified with its name below;

c/o DHT Management AS
Haakon VII's gate 1
P.O. Box 2039 Vika
0125 Oslo, Norway

(b)	in the case of the Agent, that identified with its name below;

Danish Ship Finance A/S
Sankt Annæ Plads 3,
1250 København K
Denmark
Telefax no.: +45 33 33 96 66

In administrative matters:
Attn: Loan Administration
E-mail: loanadmin@shipfinance.dk

In credit matters:
Attn: Mr. Christian Behnke
Phone: +45 3374 1047 (direct) / Mobile: +45 2075 4902
E-mail: cbe@shipfinance.dk

Attn: Mr. Patrick Eriksson
Telephone: +45 3374 1055 (direct) / Mobile: +45 2260 6349
E-mail: pte@shipfinance.dk

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)
if by way of letter, when it has been left at the relevant address or five (5) Business Days after being couriered in an envelope addressed to it at that address; and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address, e-mail and fax number

Promptly upon receipt of notification of an address, e-mail or fax number or change of address, e-mail or fax number pursuant to Clause 34.2 (Addresses) or changing its own address, e-mail or fax number, the Agent shall notify the other Parties.

34.5	Electronic communication

(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee (including for the avoidance of doubt any commitment fee or Prepayment Costs) accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the relevant Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The consent of the Borrower is not required for any matters between the Lenders only, unless such amendment or waiver would be onerous to the Borrower.

(c)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)
a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or costs payable (including the avoidance of doubt any commitment fees as referred to in Clause 12 (Fees and costs));

(iv)	an increase in or an extension of any Commitment;

(v)	any change of currency;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clause 2.2 (Finance Parties' rights and obligations), Clause 7 (Prepayment and Cancellation), Clause 26 (Changes to the Lenders), Clause 31.5 (Partial Payments) or this Clause 38 (Amendments and waivers);

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ix)
release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

(x)	change to any Obligor;

(xi)	governing law and jurisdiction;

(xii)	the manner in which the proceeds after enforcement are being applied; or

(xiii)	any change to the Security Documents

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent (each in their capacity as such) may not be effected without the consent of the Agent.

38.3	Changes to reference rates

(a)	Subject to Clause 38.2 (Exceptions) paragraph (b), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 38.3:

"Published Rate" means:

(a)	Term SOFR for any Quoted Tenor;

(b)	SOFR;

(c)	Central Bank Rate; or

(d)	any replacement Reference Rate to the extent that it has previously replaced any Published Rate pursuant to this clause.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used.

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 20 days; or

(d)	in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Published Rate.

39.	GUARANTOR'S LIABILITY

The Guarantor by its signature to this Agreement confirms and agrees that it shall be bound by the provisions relating to it hereunder irrespective of whether or not (i) the Borrower accedes to the Agreement, (ii) the Loan is advanced and (iii) the obligations under the Guarantee become effective.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement is governed by Norwegian law.

43.	ENFORCEMENT

43.1	Jurisdiction

(a)
The courts of Norway, the venue to be Oslo city court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 43.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower and Guarantor:

(a)
irrevocably appoints DHT Management AS, Haakon VII's gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower and/or Guarantor of the process will not invalidate the proceedings concerned.

If any process agent appointed shall cease to exist for any reason where process may be served, the Borrower or Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name of Original Lenders:	Commitment:

Danish Ship Finance A/S registration no. (CVR-nr) 27 49 26 49 Sankt Annæ Plads 3, 1250 København K Denmark	The lower of (i) 65% of the Market Value of the Vessel upon Utilisation and (ii) USD 49,400,000

Schedule 2
CONDITIONS PRECEDENT

Part I

Condition Precedent signing of Agreement

(Borrower's document only to be provided upon signing of an Accession Letter)

1.	Borrower and Guarantor

(a)	Certified copies of the articles of association and bylaws of the relevant company.

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors of the relevant company, and if required by the Agent shareholders resolutions of the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original power of attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of the shareholder structure of the Borrower and the 10 largest shareholders of the Guarantor based on latest publicly available filings; and

(g)	Any shareholders' agreements.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Agreement;

(All Finance Documents to be delivered in original).

4.	Vessel Documents

(a)	Copy of the Shipbuilding Contracts;

5.	Legal opinions

(a)
A legal opinion from the legal advisers to the Agent in the relevant jurisdiction (including Norway, the Marshall Islands and Hong Kong (if the Borrower has acceded to the Agreement), substantially in the form distributed to the Lenders prior to signing this Agreement; and

(b)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	Evidence that all instalments due under the Shipbuilding Contract prior to signing of the Agreement have been paid;

(d)
Evidence that the fees, costs and expenses then due from the Borrower (or the Guarantor if no Borrower has acceded to the Agreement) pursuant to Clause 12 (Fees and costs) and Clause 17 (Costs and expenses) have been paid or will be paid by the Signing Date; and

(e)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements;

Part II

Condition Precedent Utilisation

1.	Borrower and Guarantor

(a)	Certified copies of the constitutional documents of the relevant company;

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors, and if required by the Agent shareholders resolutions, of the relevant company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of the shareholder structure of the Borrower and the 10 largest shareholders of the Guarantor based on latest publicly available filings; and

(g)
A certificate of an authorised signatory of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(h)	The Assignment Agreement;

(i)	A Notice of Assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(j)	A Notice of Assignment of Earnings and acknowledgement thereof;

(k)	The Deed of Charge with the notices, transcripts and evidence required thereunder;

(l)	The duly executed and effective Accession Letter.

(All Finance Documents to be delivered in original).

4.	Documents relating to the Vessel

(a)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 24.2 (Insurances - Vessel), and evidencing that the Agent's Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(b)	A copy of any Charterparty (if relevant);

(c)	A copy of the current DOC;

(d)	A copy of any Technical Management Agreement;

(e)	A copy of any Commercial Management Agreement (including an amendment evidencing that the Vessel is included under such agreement);

(f)	A survey report in respect of the Vessel;

(g)
A copy of updated confirmations of class (or equivalent) in respect of the Vessel from the relevant classification society, confirming that the Vessel is classed in accordance with Clause 24.4 (Classification and repairs), free of extensions and overdue recommendations;

(h)	A copy of the Vessel’s current SMC;

(i)	A copy of the Vessel’s ISSC;

(j)	A copy of the maritime labour certificates (MLC) and the declarations of maritime labour compliance (DMLC) for the Vessel; and

(k)	Updated valuation certificate in respect of the Vessel issued no more than thirty (30) days prior to the Utilisation Date showing the Market Value.

The following documents to be received by the Agent latest on the Utilisation Date:

(l)	The Mortgage;

(m)	The Deed of Covenants;

(n)	A copy of the Builder’s Certificate;

(o)	A copy of the Bill of Sale;

(p)	A copy of the Protocol of Delivery and Acceptance under the Shipbuilding Contract;

(q)	A copy of the international tonnage certificate;

(r)
Evidence (by way of transcript of registry) that the Vessel is registered in the name of the Borrower in an Approved Ship Registry acceptable to the Agent, that the Mortgage has been, or will in connection with Utilisation of the Facility be, executed and recorded with their intended first priority against the Vessel and that no other encumbrances, maritime liens, Mortgage or debts whatsoever are registered against the Vessel.

5.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)
A legal opinion from the legal advisers to the Agent in the relevant jurisdiction (including Norway, the Marshall Islands and Hong Kong), substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	The Utilisation Request at least two (2) Business Days prior to the Utilisation Date;

(d)	Evidence that all instalments under the Shipbuilding Contract prior to the Utilisation Date have been paid (including the invoices from the Yard);

(e)
A favourable opinion from the Agent's insurance consultants at the expense of the Borrower confirming that the required insurances have been placed and are acceptable to the Agent and that the underwriters are acceptable to the Agent;

(f)	An original Compliance Certificate confirming that the Obligors are in compliance with the financial covenants as set out in Clause 22 (Financial covenants);

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees and costs) and Clause 17 (Costs and expenses) have been paid or will be paid by the Utilisation Date;

(h)	Manager’s undertakings from the Technical Manager and the Commercial Manager in such form as the Agent may require;

(i)	The latest Financial Statements of each Obligor; and

(j)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements.

Schedule 3
UTILISATION REQUEST

From: [                                      ]

To:          Danish Ship Finance A/S

Dated:

Dear Sirs

[                                   ]– USD 49,400,000 Facility Agreement

dated 26 November 2014 (as amended, the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	49,400,000 or, if less, the Available Facility

Interest Period:	6 months Interest Periods shall apply. First Interest Period shall be [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[                                 ]

Schedule 4
OPTIONAL RATE SWITCH NOTICE

From:  [●]

To:          Danish Ship Finance A/S as Agent

Dated:

DHT Holdings, Inc. – up to USD 49,400,000 Facility Agreement dated 26 November 2014 (as amended, the "Agreement")

We refer to the Agreement. This is an Optional Rate Switch Notice. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning herein.

1.	We hereby request the Agent to switch the Reference Rate for the Loan from Term SOFR to SOFR starting as of [the first day in the next Interest Period for the Loan].

2.	The Interest Period on the Loan shall be six (6) Months.

3.	This Optional Rate Switch Notice is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

Schedule 5
Form of Transfer Certificate

To:          Danish Ship Finance A/S as Agent

From: [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[          ]– USD 49,400,000 Facility Agreement dated 26 November 2014 (as amended, the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.4 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [          ].

[Agent]

By:

Schedule 6
Form of Compliance Certificate

To:      Danish Ship Finance A/S as Agent

From: DHT Jaguar Limited / DHT Holdings, Inc.,

Dated:

Dear Sirs

DHT Jaguar Limited
USD 49,400,000 Facility Agreement
dated 26 November 2014 (as amended, the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 21.1 (Financial covenants – the Guarantor)):

a)	Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 300,000,000, but the Value Adjusted Tangible Net Worth shall in any event be minimum 25 % of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth* USD…………….

Value Adjusted Total Assets*          USD …………….

In Compliance                          Yes/No

*) as per enclosed calculations

b)	Minimum Cash

Requirement:	The higher of USD 30,000,000 and 6 % of the Total Interest Bearing Debt

Minimum Cash*                    USD ……………./.............%

Total Interest Bearing Debt*  USD……………../...........%

*) as per enclosed calculations

In Compliance                     Yes/No

c)	Working Capital

Requirement:                        Positive

Current Assets                      USD…………. , less

Current Liabilities                USD…………….

In Compliance                      Yes/No

3.	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated valuation certificates in respect of the Vessels as per [          ] 20[ ].

Yours faithfully

DHT Jaguar Limited	DHT Holdings, Inc.

[title]	CFO

Schedule 7
Form of accession letter

ACCESSION LETTER

Dated: [                     ]

USD 49,400,000 TERM LOAN FACILITY AGREEMENT DATED 26 NOVEMBER 2014 (THE "AGREEMENT")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning when used in this Accession Letter.

2.	By its signature hereto, [ ], reg. no. [ ], incorporated under the laws of [ ] hereby accedes as Borrower under the Agreement and the Security Documents with effect from the date hereof, and to be bound by the terms of the Agreement and the Security Documents relating to the Borrower in its capacity as a borrower under the Agreement. The Borrower hereby undertakes and agrees to sign and execute such additional Security Documents as may be required under the Agreement.

3.	By their signatures hereto, each of the Borrower, the Guarantor, the Lender and the Agent accepts the accession of the Borrower to the Agreement.

4.	The Borrower's address and fax number for the purpose of Clause 34.2 of the Agreement is [ ].

5.	The Borrower hereby confirm that no Default is continuing or would occur as a result of it becoming the Borrower.

6.	The Borrower confirms that all representations and warranties in Clause 20 (Representations) are correct as of the date hereof.

7.	The following amendments shall be made to the Agreement with effect from the accession of the Borrower: [ ].

8.
This Accession Letter is governed by Norwegian law. Clauses 42 and 43 of the Agreement apply to this Accession Letter, and the Borrower hereby appoints the process agent described in Clause 43.2 of the Agreement.

Borrower:

[ ]

By:

Name:

Guarantor:

DHT HOLDINGS, INC.

By:

Name:

Agent:

DANISH SHIP FINANCE A/S

By:

Name:

Original Lender:

DANISH SHIP FINANCE A/S

By:

Name:

Schedule 8
REPAYMENT SCHEDULE

	Date	Instalment (USD)	Outstanding (USD)
Utilisation date	17 November 2015	0	49,400,000
Instalment 1	2 May 2016	1,300,000	48,100,000
Instalment 2	2 November 2016	1,300,000	46,800,000
Instalment 3	2 May 2017	1,300,000	45,500,000
Instalment 4	2 November 2017	1,300,000	44,200,000
Instalment 5	2 May 2018	1,300,000	42,900,000
Instalment 6	2 November 2018	1,300,000	41,600,000
Instalment 7	2 May 2019	1,300,000	40,300,000
Instalment 8	2 November 2019	1,300,000	39,000,000
Instalment 9	2 May 2020	1,300,000	37,700,000
Instalment 10	2 November 2020	1,300,000	36,400,000
Instalment 11	2 May 2021	1,213,333	35,186,667
Instalment 12	2 November 2021	1,213,333	33,973,334
Instalment 13	2 May 2022	1,213,333	32,760,001
Instalment 14	2 November 2022	1,213,333	31,546,668
Instalment 15	2 May 2023	1,213,333	30,333,335
Instalment 16	2 November 2023	1,213,333	29,120,002
Instalment 17	2 May 2024	1,213,333	27,906,669
Instalment 18	2 November 2024	1,213,333	26,693,336
Instalment 19	2 May 2025	1,213,333	25,480,003
Instalment 20	2 November 2025	1,213,333	24,266,670
Balloon	2 November 2025	24,266,670	0

Schedule 9
FA Act section 3-12

Obligor	Name and organization number:	Organisation form	Address	Name of general manager and directors (or persons holding equivalent positions)
Borrower	DHT Jaguar Limited (no. 77008)	Marshall Islands corporation	Trust Company Compiex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Republic of the Marshall lslands	Director: Svein Moxnes Harfjeld President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen Secretary: Conyers Corporate Services (Bermuda) Limited.
Guarantor	DHT Holdings, Inc. (no. 39572)	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Republic of the Marshall Islands	Directors: Erik Andreas Lind (chairman), Joseph Howland Pyne, Einar Michael Steimler, Jeremy Rafael Kramer, and Sophie Rossini CEO/President: Svein Moxnes Harfjeld

Schedule 10
Daily Non-Cumulative Compounded RFR Rate

The "Daily Non-Cumulative Compounded RFR Rate" for any US Government Securities Business Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that US Government Securities Business Day "i";

"UCCDRi-1" means, in relation to that US Government Securities Business Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding US Government Securities Business Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that US Government Securities Business Day "i" up to, but excluding, the following US Government Securities Business Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any US Government Securities Business Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the US Government Securities Business Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first US Government Securities Business Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five (5) decimal places) calculated as set out below:

where:

"d0" means the number of US Government Securities Business Day in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant US Government Securities Business Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any US Government Securities Business Day "i" in the Cumulation Period, the Daily Rate for the US Government Securities Business Day which is five (5) US Government Securities Business Days prior to that US Government Securities Business Day "i";

"ni" means, for any US Government Securities Business Day "i" in the Cumulation Period, the number of calendar days from, and including, that US Government Securities Business Day "i" up to, but excluding, the following US Government Securities Business Day;

"dcc" has the meaning given to that term above; and

"tni" has the meaning given to that term above.

EXECUTION PAGE

Borrower:

DHT JAGUAR LIMITED

By:
Name:
Title:

Guarantor:

DHT HOLDINGS, INC.

By:
Name:
Title:

Agent:

DANISH SHIP FINANCE A/S

By:
Name:
Title:

Original Lender:

DANISH SHIP FINANCE A/S

By:
Name:
Title: